Exhibit 99.1

Press Release

Vuzix Provides Business Update and Reports Third Quarter 2015 Operating Results

ROCHESTER, N.Y., November 12, 2015 - Vuzix® Corporation (NASDAQ: VUZI), a leading supplier of Video Eyewear and Smart Glasses products in the consumer, enterprise, and entertainment markets, today provided an update on its business initiatives and reported its third quarter financial results for the period ended September 30, 2015.

Recent Corporate Highlights:

Vuzix CEO and President Paul J. Travers said, “We are seeing momentum in orders of our wearable products, as more and more customers convert successful pilot programs to commercial orders. Total quarterly revenues for the 3 months ended September 30, 2015 were up over 125% from our second quarter ending June 30, 2015, and up 46% over the same period ending September 30, 2014. We are pleased that sales of M100 Smart Glasses advanced 38% in the third quarter compared to the prior year, as customer volume roll-outs accelerate. As our customers’ programs mature and with our new products on the horizon we are very excited about the outlook for the Company.”

Mr. Travers continued, “The order flow from enterprise has also improved the make-up of our sales mix over the course of 2015 as we continue to successfully transition to all new product and technology offerings. We are also well prepared for what we anticipate will be a significant uptick in orders moving to 2016. The Company’s newly opened Rochester facility will have the capacity to produce millions of waveguides annually and will be a highly advanced R&D center for new product and development.”

Some of the highlights during our third quarter include:

•	Enabled Ubimax xPick and xAssist applications for enterprise on Vuzix M100 Smart Glasses
•	Added ONtheGO Platforms' Gesture Tech, Ari™ to M100 Smart Glasses
•	Presented iWear video headphones at Tokyo Games Show 2015
•	Hired Brad Craig to head new developer relations program
•	Incorporated M100 Smart Glasses into a new NTT DATA remote field service system, which NTT DATA officially launched on August 31, 2015
•	Partnered with SOTI to provide enhanced Enterprise Mobility Management (EMM) on M100 Smart Glasses subsequent to the quarter
•	Partners like XOEye and others started volume production roll-outs to their key accounts.

The forward outlook is promising with the ongoing launches of the iWear Video Headphones and enhancements to the M100 Smart Glasses in Q4. Through the remainder of the year, the Company will be focused on finishing development of its new waveguide products which will be publicly demonstrated in early 2016 at CES.

The following table compares the Company’s condensed statement of operations data for the three months and nine months ended September 30, 2015 and 2014.

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VUZIX CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	(Unaudited)		(Unaudited)
	For Three Months		For Nine Months
	Ended September 30,		Ended September 30,
	2015	2014	2015	2014

Sales of Products	$890,629	$624,586	$2,014,015	$1,883,891
Sales of Engineering Services	79,750	40,000	193,331	302,371

Total Sales	970,379	664,586	2,207,346	2,186,262

Total Cost of Sales	644,246	460,234	1,667,616	1,372,722

Gross Profit	326,133	204,352	539,730	813,540
Operating Expenses:
Research and Development	944,426	484,510	2,191,624	1,177,484
Selling and Marketing	469,443	336,099	1,172,252	957,422
General and Administrative	1,120,982	592,914	5,079,131	1,605,112
Depreciation and Amortization	88,285	59,680	226,472	260,823

(Loss) from Operations	(2,297,003)	(1,268,851)	(8,129,749)	(3,187,301)

Other Income (Expense)
Other Taxes and Foreign Exchange	(30,156)	(13,220)	(43,173)	(59,992)
Gain (Loss) on Derivative Valuation	58,239	(1,698,940)	(968,467)	2,124,878
Net Interest and Debt related Amortization Expenses	(156,051)	(320,310)	(776,761)	(427,890)

Total Other Income (Expense)	(127,968)	(2,032,470)	(1,788,401)	1,636,996

Income (Loss) Before Provision for Income Taxes	(2,424,971)	(3,301,321)	(9,918,150)	(1,550,305)
Provision (Benefit) for Income Taxes	—	—	—	—

Net (Loss)	(2,424,971)	$(3,301,321)	(9,918,150)	(1,550,305)
Preferred Stock Dividends	(386,377)	—	(1,121,860)	—

(Loss) Attributable to Common Stockholders	$(2,811,348)	$(3,301,321)	$(11,040,010)	$(1,550,305)

Basic and Diluted Loss per Share	$(0.17)	(0.31)	(0.73)	$(0.15)

Operational Financial Commentary for the Three Months ending September 30, 2015:

•	Vuzix reported $970,379 in revenues for the three months ended September 30, 2015 compared to $664,586 for the same period in 2014. The increase in product sales was primarily the result of increased M100 Smart Glass and waveguide display engine shipments to a related party. Due to the phase out in Spring 2015 of the Company’s Wrap 1200 products, sales of Video Eyewear, AR, and VR products decreased by 71% over the comparative period in 2014 and represented just 5% of revenues for the 2015 period. This reduction was offset by higher sales of M100 Smart Glasses, which increased by 38% in third quarter due to customer volume roll-outs. Waveguide display engine shipments were 24% of revenues for the 2015 period versus nil in comparative 2014 period.

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•	Gross Margins increased to 34% compared to 31% for the 2014 period, primarily reflecting product mix changes with increased gross margins. The improvement occurred despite increased expenses related to the amortization of software development costs of $71,612 in 2015 versus nil in the comparative period, and a $43,750 increase in minimum software royalties related to a new software bundle on the M100 Smart Glasses in the 2015 period.

•	Overall research and development costs for the 2015 period were $944,426, an increase of 95% over the 2014 period. The increased expenses in 2015 were primarily the result of new hires, no current period capitalization of software development costs as compared to the 2014 period when $64,231 salaries were capitalized, and increase in new product development costs of $88,717 and a $39,680 increase in travel costs primarily related to the commencement of new third party product manufacturing services in Asia.

•	General and Administrative expense increased by $528,068, primarily driven by higher investor relations costs totaling $189,471 inclusive of $173,195 of non-cash expense for shares of common stock awarded to consultants; $228,234 increase in stock awards and fees paid to our external board members; a $52,378 increase in salary and benefit costs; $13,750 increase in stock exchange listing fees; $25,676 increase in travel costs; and $19,057 increase in insurance costs.

•	Other expenses for the 2015 period were $127,968 compared to $2,032,470 in 2014. The decrease was primarily attributable to two items. The Company recorded income of $58,239 on the derivative liability valuation mark-to-market revaluation for the 2015 third quarter versus a loss of $1,698,940 in 2014, an improvement of $1,757,179. The income was driven by a reduction in our stock price during the mark-to-market revaluation period in the third quarter of 2015 versus an increase in stock price in the same prior 2014 along with the fact the Company had significantly more warrants outstanding in 2014 which impacted the derivative liability calculations. Secondly, we incurred $116,008 in expenses for the amortization term debt discounts in 2015 as compared to $253,977 in 2014, a period prior to when a larger amount of the June 2014 Notes were issued and outstanding.

•	The Company reported a net loss attributable to common stockholders of ($2,811,348) after Series A Preferred Accrued Dividends for the three months ended September 30, 2015 versus ($3,301,321) for the same period in 2014, when no preferred shares were outstanding.

Balance Sheet and Capital Resources Improvements

As of September 30, 2015, we had cash and cash equivalents totaling $16,072,222. We had a positive working capital position of $18,856,052 on September 30, 2015 versus a negative working capital position of $1,427,139 as of December 31, 2014. The Company has paid down its accounts payable and is now investing in inventory and components for the recent launch of its iWear Video Headphones. During the third quarter of 2015 inventories and vendor component purchase deposits increased by $1,109,572 from June 30, 2015 to a total of $3,040,182 as of September 30, 2015. A further similar increase is expected in the fourth quarter to meet supply chain requirements as the new products will commence volume production for sale.

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The following table summarizes key balance sheet areas as of September 30, 2015 as compared to December 31, 2014.

VUZIX CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	September 30,	December 31,
	2015	2014
ASSETS
Current Assets
Cash and Cash Equivalents	$16,072,222	$84,967
Accounts Receivable	664,567	383,533
Inventories and Vendor Deposits	3,040,182	1,068,040
Prepaid Expenses and Other Assets	370,566	422,909

Total Current Assets	20,147,537	1,959,449

Tooling and Equipment, Net	804,937	416,965
Patents and Trademarks, Net	528,798	423,489
Software Development Costs, Net	572,901	787,738
Debt Issuance Costs, Net	77,781	112,521

Total Assets	$22,131,954	$3,700,162

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities
Accounts Payable	$397,927	$2,183,565
Current Portions, Notes Payable and Credit Lines	73,985	294,845
Customer Deposits and Unearned Revenue	94,565	173,953
Accrued Expenses and Other Taxes Payable	725,008	734,225

Total Current Liabilities	1,291,485	3,386,588

Long-Term Liabilities
Long-Term Derivative Liability	110,788	13,541,138
Long-Term Portion of Term Debt, Accrued Interest, Net of discount	1,342,868	1,170,447

Total Long-Term Liabilities	1,453,656	14,711,585

Total Liabilities	2,745,141	18,098,173

Stockholders’ Equity (Deficit)
Preferred and Common Stock	50	—
Common Stock	16,058	11,296
Additional Paid-in Capital	73,450,245	29,752,083
Accumulated Deficit	(54,079,540)	(44,161,390)

Total Stockholders’ Equity (Deficit)	19,386,813	(14,398,011)

Total Liabilities and Stockholders’ Equity (Deficit)	$22,131,954	$3,700,162

Readers should refer to our 10-Q for the quarter ended September 30, 2015, for the completed financial statements and management discussion of results from operations.

Conference call information:

Date: Friday, November 13, 2015

Time: 8:30 AM Eastern Time (ET)

Dial-in Number for U.S. & Canadian Callers: 877-709-8150

Dial-in Number for International Callers (Outside of the U.S. & Canada): 201-689-8354

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Participating on the call will be Vuzix Chief Executive Officer and President Paul Travers and Chief Financial Officer Grant Russell, who will discuss operational and financial highlights for the third quarter 2015.

To join the live conference call, please dial in to the above referenced telephone numbers five to ten minutes prior to the scheduled call time.

A replay will be available for 14 days starting on November 13, 2015, at approximately 11:00 AM (ET). To access the replay, please dial 877-660-6853 in the U.S. and 201-612-7415 for international callers. The conference ID# is 13624748.

About Vuzix Corporation

Vuzix is a leading supplier of Video Eyewear and Smart Glasses products in the consumer, enterprise and entertainment markets. The Company's products include personal display and wearable computing devices that offer users a portable high quality viewing experience, provide solutions for mobility, wearable displays and virtual and augmented reality. Vuzix holds 41 patents and 12 additional patents pending and numerous IP licenses in the Video Eyewear field. The Company has won Consumer Electronics Show (or CES) awards for innovation for the years 2005 to 2014 and several wireless technology innovation awards among others. Founded in 1997, Vuzix is a public company (NASDAQ: VUZI) with offices in Rochester, NY, Oxford, UK and Tokyo, Japan.

Forward-Looking Statements Disclaimer

Certain statements contained in this news release are "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995 and applicable Canadian securities laws. Forward looking statements contained in this release relate to future revenues, possible customer purchase plans and new products, among other things, and the Company's leadership in the Video Eyewear, VR and AR display industry. They are generally identified by words such as "believes," "may," "expects," "anticipates," "should" and similar expressions. Readers should not place undue reliance on such forward-looking statements, which are based upon the Company's beliefs and assumptions as of the date of this release. The Company's actual results could differ materially due to risk factors and other items described in more detail in the "Risk Factors" section of the Company's Annual Reports and MD&A filed with the United States Securities and Exchange Commission and applicable Canadian securities regulators (copies of which may be obtained at www.sedar.com or www.sec.gov). Subsequent events and developments may cause these forward-looking statements to change. The Company specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances that occur after the date of this release, except as required by applicable law.

Investor and Media Relations Contact:

Andrew Haag

Managing Partner

IRTH Communications

vuzi@irthcommunications.com

1-866-976-4784

Vuzix Corporation

25 Hendrix Road, Suite A

West Henrietta, NY 14586 USA

Investor Information – Grant Russell

IR@Vuzix.com

Tel: (585) 359-7562

www.vuzix.com

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